Exhibit 107

Filing Fee Table

Form F-1
(Form Type)

MERQUEO HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)		Maximum Aggregate Offering Price(2)		Fee Rate		Amount of Registration Fee(3)
Fees to Be Paid	Equity	Ordinary shares, par value U.S.$ per share	Rule 457(o)	1,607,827	U.S.$	10.01	U.S.$	16,100,000	U.S.$	0.00011020	U.S.$	1,774.22
Fees to Be Paid	Equity	Underwriter’s Warrants(4)	Rule 457(g)
Fees to Be Paid	Equity	Ordinary shares underlying underwriter’s warrants(5)	Rule 457(g)	160,783	U.S.$	10.01	U.S.$	1,610,000	U.S.$	0.00011020	U.S.$	177.42
	Total Offering Amounts										U.S.$	1,951.64
	Total Fees Previously Paid										U.S.$	1,487.70
	Total Fee Offsets											–
	Net Fee Due										U.S.$	463.94

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes ordinary shares to be sold upon the exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act of 1933.

(5)	Represents ordinary shares underlying warrants issuable to the underwriter to purchase a number of ordinary shares equal to 10% of the total number of shares sold in this offering at an exercise price equal to 125% of the public offering price of the shares sold in this offering

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A